Exhibit (a)(1)(vi)

FOR IMMEDIATE RELEASE	For more information, contact:
Marty Ketelaar, Vice President,
Investor Relations
(515) 362-3693

AmerUs Group Commences Exchange Offer For Its
Optionally Convertible Equity-Linked Accreting Notes (OCEANsSM) Due 2032

DES MOINES, Iowa (November 16, 2004) — AmerUs Group Co. (NYSE:AMH), a leading producer of life insurance and annuity products, today announced that it is commencing an exchange offer for all of its Optionally Convertible Equity-Linked Accreting Notes (OCEANsSM) due March 6, 2032 in exchange for up to $185,000,000 aggregate original principal amount of new OCEANs due March 6, 2032.

Through the exchange offer, AmerUs Group intends to update certain features of the new OCEANs security with terms that are now prevalent in the convertible note market: net share settlement and the granting of additional rights upon a change of control. The new OCEANs are being offered as a result of recent accounting changes, which would require AmerUs Group to include the underlying shares of common stock of the existing OCEANs in its underlying share count and earnings per share calculation.

AmerUs Group is offering to exchange $1,000 original principal amount of the new OCEANs and an exchange fee of $2.50 for each $1,000 original principal amount of existing OCEANs. This exchange offer is being made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. Full details of the terms and conditions of the exchange offer are set forth in AmerUs Group’s offering circular dated November 16, 2004.

The exchange offer will expire at 9:00 a.m., New York City time, on December 15, 2004, unless extended, terminated or withdrawn. Existing OCEANs must be tendered on or prior to the expiration of the exchange offer, and tenders of existing OCEANs may be withdrawn at anytime on or prior to the expiration of the exchange offer. Withdrawn OCEANs will be returned to the holder in accordance with the terms of the exchange offer. Following the expiration of the exchange offer and subject to the terms of the exchange offer, AmerUs Group will accept all existing OCEANs validly tendered and not withdrawn prior to the expiration of the exchange offer and will issue for exchange the new OCEANs promptly thereafter.

BNY Midwest Trust Company is acting as the exchange agent for the exchange offer. Questions, requests for assistance and requests for copies of this offering circular and related letter of transmittal may be obtained from Georgeson Shareholder, which is serving as the information agent for the exchange offer. Georgeson Shareholder’s contact details are as follows:

Georgeson Shareholder
17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers call: (212) 440-9800
All others call toll free: (866) 873-6980

The board of directors of AmerUs Group has approved the exchange offer. However, neither AmerUs Group’s board of directors nor any other person makes any recommendation as to whether holders of OCEANs should choose to tender and exchange their existing OCEANs for new OCEANs, and no one has been authorized to make such a recommendation. Current holders of OCEANs must make their own decisions as to whether to tender their OCEANs for exchange, and, if so, the principal amount of OCEANs to tender.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Additionally, forward-looking statements are subject to assumptions, risks and uncertainties. Statements such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “target,” “may,” “should,” “estimate,” “projects,” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward-looking statements can be found in the company’s 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and AmerUs Group undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing individual life insurance and annuity products in the United States. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York and Indianapolis Life Insurance Company.

As of September 30, 2004, AmerUs Group’s total assets were $22.6 billion and shareholders’ equity totaled $1.6 billion, including accumulated other comprehensive income.